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            			EXHIBIT  11

			   APPLE COMPUTER, INC.

 		COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

		(Dollars in millions, except per share amounts)


			Fiscal Years Ended
		September 27,		September 29,		September 30,
	             1996	             1995	             1994
Primary Earnings
(Loss) Per Share


Net income(loss)    ($816)		     $424		    $310

Shares
 Weighted average
 number of common
 shares
 outstanding
 (in thousands)	   123,734		    121,192		  117,808

 Adjustment for
 dilutive effect
 of outstanding
 stock options
 (in thousands)	      --		      1,855		      927

Weighted average
number of
common and
common
equivalent
shares used
for primary
earnings(loss)
per share (in
thousands)	   123,734		    123,047		  118,735

Primary earnings
(loss) per
common and
common
equivalent
share		    ($6.59)	 	      $3.45		    $2.61

Fully Diluted
Earnings(Loss)
Per Share

Net income (loss)   ($816)		     $424		    $310

Shares
 Weighted averages
 number of common
 shares
 outstanding
 (in thousands)	   123,734		    121,192	 	  118,735

 Adjustment for
 dilutive
 effect of
 outstanding
 stock options
 (in thousands)	     --		              2,076		    1,002

Weighted average
number of common
and common
equivalent shares
used for fully
diluted earninngs
(loss) per share
(in thousands)	   123,734		    123,268		  118,810

Fully diluted
earnings(loss)
per common and
common
equivalent share    ($6.59)		      $3.44		    $2.61
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